                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             The Wiser Oil Company
                             ---------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                  977284 10 8
                                  -----------
                                (CUSIP Number)



                                 June 26, 1998
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [   ] Rule 13d-1(b)
                              [ X ] Rule 13d-1(c)
                              [   ] Rule 13d-1(d)

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  SCHEDULE 13G

--------------------------------------------------------------------------------
  CUSIP No. 977284 10 8
            -----------

--------------------------------------------------------------------------------
  1)  Name of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Cross Timbers Oil Company
      -------------------------
      75-2347769
      ----------
--------------------------------------------------------------------------------
  2)  Check the Appropriate Box if a Member of a Group
      (See Instructions)                                 a) [   ]  b) [   ]

--------------------------------------------------------------------------------
  3)  SEC Use Only

--------------------------------------------------------------------------------
  4)  Citizenship or Place of Organization
      Delaware
      --------
--------------------------------------------------------------------------------

                            5)  Sole Voting Power
   Number of Shares             250,000
   Beneficially Owned by        -------
   Each Reporting Person    ----------------------------------------------------
   With                     6)  Shared Voting Power
                                525,000*
                                -------
                            ----------------------------------------------------
                            7)  Sole Dispositive Power
                                250,000
                                -------
                            ----------------------------------------------------
                            8)  Shared Dispositive Power
                                525,000*
                                -------
--------------------------------------------------------------------------------
  9)  Aggregate Amount Beneficially Owned by Each Reporting Person
      775,000**
      -------
--------------------------------------------------------------------------------
 10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions)   [    ]
--------------------------------------------------------------------------------
 11)  Percent of Class Represented by Amount in Row (9)
      8.7%**
      ----
--------------------------------------------------------------------------------
 12)  Type of Reporting Person (See Instructions)
       CO
      ----
--------------------------------------------------------------------------------

* Represents shares held by Cross Timbers Trading Company, a wholly owned subsidiary of Cross Timbers Oil Company.

** Includes 525,000 shares (5.9%) held by Cross Timbers Trading Company.

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  SCHEDULE 13G

--------------------------------------------------------------------------------
  CUSIP No. 977284 10 8
            -----------

--------------------------------------------------------------------------------
  1)  Name of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only)

      Cross Timbers Trading Company
      -----------------------------
      75-2613610
      ----------
--------------------------------------------------------------------------------
  2)  Check the Appropriate Box if a Member of a Group
      (See Instructions)                                  a) [    ]  b) [    ]

--------------------------------------------------------------------------------
  3)  SEC Use Only

--------------------------------------------------------------------------------
  4)  Citizenship or Place of Organization
      Delaware
      --------
--------------------------------------------------------------------------------

                            5)  Sole Voting Power
   Number of Shares
   Beneficially Owned by    ----------------------------------------------------
   Each Reporting Person    6)  Shared Voting Power
   With                         525,000
                                -------
                            ----------------------------------------------------
                            7)  Sole Dispositive Power

                            ----------------------------------------------------
                            8)  Shared Dispositive Power
                                525,000
                                -------
--------------------------------------------------------------------------------
  9)  Aggregate Amount Beneficially Owned by Each Reporting Person
      525,000
      -------
--------------------------------------------------------------------------------
 10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See   Instructions)   [     ]
--------------------------------------------------------------------------------
 11)  Percent of Class Represented by Amount in Row (9)
      5.9%
      ----
--------------------------------------------------------------------------------
 12)  Type of Reporting Person (See Instructions)
       CO
      ----
--------------------------------------------------------------------------------

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ITEM 1.
     (a) Name of Issuer:
           THE WISER OIL COMPANY
     (b) Address of Issuer's Principal Executive Offices:
           8115 Preston Road, Suite 400
           Dallas, Texas 75225

ITEM 2.
     (a) Name of Persons Filing:
           Cross Timbers Oil Company
           Cross Timbers Trading Company, a wholly owned
               subsidiary of Cross Timbers Oil Company
     (b) Address of Principal Business Office:
           810 Houston Street, Suite 2000
           Fort Worth, Texas 76102
     (c) Citizenship:
           Cross Timbers Oil Company is a Delaware corporation.
           Cross Timbers Trading Company is a Texas corporation.
     (d) Title of Class of Securities:
           Common Stock
     (e) CUSIP Number:
           977284 10 8


ITEM 3.
     This statement is filed pursuant to Rule 13d-1(c).


ITEM 4.    OWNERSHIP

     (a) Amount beneficially owned as of July 6, 1998:
               Cross Timbers Oil Company (includes shares
               held by Cross Timbers Trading Company)     775,000
               Cross Timbers Trading Company              525,000
     (b) Percent of class:
               Cross Timbers Oil Company (includes shares
               held by Cross Timbers Trading Company)         8.7%
               Cross Timbers Trading Company                  5.9%
     (c) Number of shares as to which such person has:
         (i)   Sole power to vote or to direct the vote:
               Cross Timbers Oil Company                  250,000
               Cross Timbers Trading Company                    0
         (ii)  Shared power to vote or to direct the vote:
               Cross Timbers Oil Company                  525,000
               Cross Timbers Trading Company              525,000
         (iii) Sole power to dispose or to direct the disposition of:
               Cross Timbers Oil Company                  250,000
               Cross Timbers Trading Company                    0
         (iv)  Shared power to dispose or to direct the disposition of:
               Cross Timbers Oil Company                  525,000
               Cross Timbers Trading Company              525,000

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The persons identified under Item 2 above are filing this schedule as a group pursuant to Rule 13d-1(c).


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect .

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SIGNATURES


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  CROSS TIMBERS OIL COMPANY



Date:  July 6, 1998               By:  LOUIS G. BALDWIN
                                       ------------------------------------
                                       Louis G. Baldwin
                                       Senior Vice President and Chief
                                         Financial Officer



                                  CROSS TIMBERS TRADING COMPANY



                                  By:  LOUIS G. BALDWIN
                                       ------------------------------------
                                       Louis G. Baldwin
                                       Senior Vice President and Chief Financial
                                         Officer